Exhibit 99.4

For Immediate Release

	Investor Contact:	Melissa Rose
877-645-6464

	Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES NAMES

ERIC REIMER CHIEF GROWTH OFFICER

FARMINGTON, Conn. – June 29, 2005 – Magellan Health Services, Inc. (Nasdaq:MGLN), the nation’s leading behavioral health disease management firm, announced today that it has named Eric Reimer to the new position of chief growth officer.  In this role, Reimer will be responsible for strategy, sales, marketing, mergers and acquisitions, public relations and business development communications, and government relations.

“Eric Reimer is a seasoned health care executive who, since joining Magellan in 2003, has contributed to the new strategic direction of the company while also demonstrating strong operational expertise and the ability to retain and grow important customer relationships,” said Steven J. Shulman, chairman and chief executive officer.  “Eric’s experience developing growth strategies for specialty health care units and other types of health care organizations along with his strong track record of taking on strategic customer initiatives and delivering results will be great assets in this important role for the company.”

Reimer most recently served as senior vice president for Magellan’s Health Plan West business unit.  Prior to joining Magellan, Reimer was senior vice president of corporate development for the specialty products division of CIGNA Health Services.  In that role, he was responsible for developing growth strategies for all of CIGNA’s specialty health divisions, including behavioral health, pharmacy, medical management and disease management.  Reimer’s health care experience also includes serving as director of health plan management for Prudential Healthcare, where he was a key member of the strategic management team overseeing business in 30 markets with more than $6 billion in revenue.  Earlier in his career, Reimer provided strategic consulting services focusing on growth and other business priorities to health care and pharmaceutical companies in positions with The Boston Consulting Group, Price Waterhouse and Deloitte & Touche.

Reimer holds an M.B.A. with concentrations in health care management and strategic management from The Wharton School of the University of Pennsylvania and a bachelor’s degree in economics from Washington University, St. Louis.

About Magellan:  Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN) is the country’s leading behavioral health disease management organization.  Its customers include health plans, corporations and government agencies.

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